NEW SENIOR INVESTMENT GROUP INC.
STOCK OPTION AWARD AGREEMENT
(Transition Award)
This Stock Option Award Agreement (this “Option Award Agreement”), dated as of January [_], 2019 (the “Grant Date”), is made by and between New Senior Investment Group Inc., a Delaware corporation (the “Company”), and [________] (the “Participant”). Any capitalized term that is used but not defined in this Option Award Agreement shall have the meaning ascribed to such term in the Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (as may be amended from time to time, the “Plan”) or if indicated, the Letter Agreement between the Participant and the Company dated December __, 2018 (the “Letter Agreement”). This Stock Option Award constitutes that certain Option Transition Award referenced in the Letter Agreement.
1. Grant of Stock Option. The Company hereby grants to the Participant an option to purchase [________] shares of Stock at an Exercise Price of $[________] per share, subject to all of the terms and conditions of this Option Award Agreement and the Plan.
2. Vesting.
(a) The Option shall become vested as follows: Stock Options subject to the Option Award shall vest in three equal installments on each of the first through third anniversaries of the Grant Date (each a “Vesting Date”), so long as the Participant remains in continuous employment with the Company or an Affiliate through the applicable Vesting Date.

(b) Except as set forth in Section 2(c) and (d) below, if the Participant’s employment with the Company and its Affiliates terminates for any reason prior to the final Vesting Date, then (i) this Option Award Agreement shall terminate and all rights of the Participant with respect to Stock Options that have not vested shall immediately terminate, (ii) any such unvested Options shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Options.

(c) If the Participant’s employment with the Company and its Affiliates is terminated prior to the final Vesting Date by the Company without Cause (including by non-renewal of the Term of the Letter Agreement, as defined therein), or by the Participant for Good Reason, then all unvested Options shall become vested immediately upon such termination of employment, subject to (i) the Participant’s compliance with the Protective Covenants as defined in the Letter Agreement and (ii) if either such termination of employment occurs prior to a Change in Control, the execution without revocation of a release of claims to the extent provided in the Letter Agreement. The terms Cause and Good Reason shall have the meaning set forth in the Participant’s Letter Agreement.

(d) If the Participant’s employment with the Company and its Affiliates is terminated with Cause, (i) all vested and unvested Stock Options shall immediately terminated without payment of any consideration and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Options..

3. Timing of Exercise. Except as otherwise provided herein, the term of the Option (the “Option Term”) shall commence on the Grant Date and terminate on the date of the first to occur of the following events:
(a) The 10th anniversary of the Grant Date;
(b) One year following the Participant’s termination of employment with the Company and its Affiliates as a result of the termination of the Participant’s employment by the Company or any of its Affiliates without Cause, by the Participant for Good Reason, death or Disability;
(c) Ninety (90) days following the Participant’s termination of employment with the Company and its Affiliates as a result of the termination of the Participant’s employment by the Participant other than for Good Reason; and
(d) The close of business on the last business day immediately prior to the date of the Participant’s termination of employment by the Company for Cause or for any reason other than those reasons set forth above.
Upon the expiration of the Option Period, this Option, and all unexercised rights granted to Participant hereunder shall terminate, and thereafter be null and void.
4. Method of Exercise; Settlement.
(a) The Participant may exercise all or any portion of the Option, to the extent vested, by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price of the shares of Stock so purchased in cash or its equivalent; provided, that, notwithstanding the foregoing, in accordance with Section 5.1(b) of the Plan, the Participant may satisfy the payment of the aggregate Exercise Price of such shares of Stock pursuant to a cashless exercise procedure established by the Company or through electing to have the Company withhold from the number of shares of Stock that would otherwise be issued upon exercise of the Options the largest whole number of shares of Stock with a fair market value equal to the applicable aggregate Exercise Price payable in respect of such exercise.
(b) In accordance with the terms of Section 5.1(b) and 3.3(b) of the Plan, as applicable, the Committee in its discretion may elect to make a monetary payment to the Participant in an amount equal to the fair market value of the shares of Stock, in lieu of issuing shares of Stock upon the Participant’s exercise, surrender for cancellation or sale of all or any portion of a vested Option.
5. Rights as Stockholder. The Participant shall have no rights of a stockholder with respect to the shares of Stock subject to the Option (including the right to vote and the right to receive distributions or dividends) unless and until shares of Common Stock are issued to the Participant in respect thereof in accordance with this Agreement.
6. Option Award Agreement Subject to Plan. This Option Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Option Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
7. No Rights to Continuation of Employment or Future Awards. Nothing in the Plan or this Option Award Agreement shall confer upon the Participant any right to any future Award or to continue in the employ of the Company or any Affiliate thereof, or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.
8. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of any Options; provided, that, notwithstanding the foregoing, the Committee may permit the Participant to satisfy the applicable tax obligations with respect to any Options in accordance with the terms of Section 10.5 of the Plan.
9. Governing Law. This Option Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
10. Option Award Agreement Binding on Successors. The terms of this Option Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
11. No Assignment. Except as otherwise provided under Section 6.1(g) of the Plan, neither this Option Award Agreement nor any rights granted herein shall be transferable or assignable by the Participant.
12. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Option Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
13. Severability. Should any provision of this Option Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Option Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Option Award Agreement. Moreover, if one or more of the provisions contained in this Option Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
14. Entire Agreement. This Option Award Agreement, the Plan and Letter Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
16. Counterparts; Electronic Signature. This Option Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Option Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
18. Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, any amount due to the Participant under this Option Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.
19 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the latest mailing address on file with the Company in the Company personnel records (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, NY 10105, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
20. Representations by the Participant. The Participant hereby represents that the Participant has commenced employment with the Company on the Start Date (as defined in the Letter Agreement) and is an active employee of the Company on the Grant Date and has not given notice of termination prior to the Grant Date.

(a) [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Option Award Agreement as of the date set forth above.

NEW SENIOR INVESTMENT GROUP INC.

By

Print Name:

Title:

GRANTEE

Signature

Print Name:

[Signature Page to Stock Option Award Agreement]